                                                                    Exhibit 23.2

                         Independent Auditors' Consent


The Board of Directors
LeCroy Corporation:


We consent to the use of our report dated August 5, 2003, with respect to the consolidated balance sheet of LeCroy Corporation and subsidiaries as of June 30, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, and the related financial statement schedule as of and for the year ended June 30, 2003, included and incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Short Hills, New Jersey
February 9, 2004